EXHIBIT  99.1

DARLING INTERNATIONAL INC. ANNOUNCES RECORD RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2007

Irving, Texas , February 27, 2008:   Darling International Inc. (NYSE: DAR) today reported higher fourth quarter net income of $14.4 million, or $0.18 per share and record net income of $45.5 million, or $0.56 per share, for its fiscal year ended December 29, 2007.   Sales and results of operations for the fourth quarter and fiscal year  as compared to the same periods of the prior year are as follows:

Fourth Quarter 2007

For the fourth quarter of 2007, the Company reported net sales of $175.4 million compared to $128.1 million for the fourth quarter of 2006.  Higher finished product prices and the purchase of finished product for resale accounted for the majority of the $47.3 million increase.

Net income for the fourth quarter of 2007 increased to $14.4 million, or $0.18 per share, as compared to $6.1 million, or $0.07 per share, for the 2006 comparable period.  The $8.3 million increase in net income for the fourth quarter resulted primarily from significantly higher prices for finished products and a $1.2 million gain on the recording of income received under the Alternative Fuel Mixture Credits, which were partially offset by a $2.2 million charge related to the Company’s settlement of a litigation matter involving a contract dispute.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “We are very pleased with our results for the fourth quarter and 2007, and believe we have significant momentum moving into 2008.”

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Fiscal Year 2007

For fiscal year 2007, the Company reported net sales of $645.3 million as compared to $407.0 million for fiscal year 2006.  The $238.3 million increase in sales is primarily attributable to higher finished product prices and the inclusion for the full year of the operations resulting from the Company’s acquisition of substantially all of the assets of National By-Products on May 15, 2006.

For the fiscal year ended December 29, 2007, the Company reported net income of $45.5 million, or $0.56 per share, as compared to $5.1 million or $0.07 per share for the 2006 comparable period.  The $40.4 million increase in net income for fiscal year 2007 resulted primarily from:  (i) higher finished product prices; (ii) resulting synergies of the integration of National By-Products; (iii) increased raw material volume; and (iv) a $2.2 million gain on the closing of a transaction for sale of a judgment against a service provider, which was partially offset by:  (i) a $2.2 million charge related to the Company’s  settlement of a litigation matter involving a contract dispute; (ii) a $1.2 million charge related to a mass termination withdrawal liability arising from a multi-employer pension plan termination; and (iii) the 2006 impact of a $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company’s previous subordinated debt and senior credit facility.

Darling International will host a conference call to discuss the Company's fiscal 2007 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, February 28, 2008.  To listen to the conference call, participants calling from within North America should  dial  800-341-2312; international participants should dial 347-284-6935.   Please refer to confirmation code 40047541.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

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The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.asp or http://www.earnings.com.  Following its completion, a replay of the call can be accessed until March 6, 2008 by dialing 866-891-3570, or 585-295-6791 outside of North America. The access code for the replay is 93701760. The conference call will also be archived on the company's website for seven days.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

     {This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, " , "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets and in global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 29, 2007 and December 30, 2006
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 29, 2007	Dec. 30, 2006	$ Change Favorable (Unfavorable)	Dec. 29, 2007	Dec. 30, 2006	$ Change Favorable (Unfavorable)
Net sales	$175,445	$128,130	$47,315	$645,313	$406,990	$238,323
Costs and expenses:
Cost of sales and operating expenses	127,395	99,143	(28,252)	483,453	321,416	(162,037)
Selling, general and administrative expenses	16,838	11,721	(5,117)	57,999	45,649	(12,350)
Depreciation and amortization	6,028	5,822	(206)	23,214	20,686	(2,528)
Total costs and expenses	150,261	116,686	(33,575)	564,666	387,751	(176,915)
Operating income	25,184	11,444	13,740	80,647	19,239	61,408
Other income (expense):
Interest expense	(920)	(1,860)	940	(5,045)	(7,184)	2,139
Other, net	66	(291)	357	(570)	(4,682)	4,112
Total other income (expense)	(854)	(2,151)	1,297	(5,615)	(11,866)	6,251
Income from operations before income taxes	24,330	9,293	15,037	75,032	7,373	67,659
Income taxes	(9,959)	(3,204)	(6,755)	(29,499)	(2,266)	(27,233)
Net Income	$14,371	$6,089	$8,282	$45,533	$5,107	$40,426

Basic earnings per share	$ 0.18	$ 0.08	$ 0.10	$ 0.56	$ 0.07	$ 0.49
Diluted earnings per share	$ 0.18	$ 0.07	$ 0.11	$ 0.56	$ 0.07	$ 0.49

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FOR MORE INFORMATION CONTACT:

John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., # 300
Finance and Administration, or	Irving, Texas 75038

Brad Phillips, Treasurer	Phone: 972-717-0300